Exhibit 99.1

NEWS RELEASE

Contact:
Alliance Data
Julie Prozeller – Analysts/Investors
FTI Consulting
212-850-5721
alliancedata@fticonsulting.com

Shelley Whiddon – Media
214.494.3811
Shelley.whiddon@alliancedata.com

Epsilon
Jessica Simon – Media
212.457.7135
jsimon@epsilon.com

21st Century
Terrence Cahill – Media
302.252.4839
Terrence.cahill@21st.com

21st CENTURY INSURANCE SIGNS NEW AGREEMENT WITH ALLIANCE DATA’S EPSILON FOR DATA SERVICES

DALLAS, Texas (Nov. 17, 2011) – 21st Century Insurance has enlisted Epsilon, a subsidiary of Alliance Data Systems Corporation (NYSE: ADS) and a leading provider of loyalty and marketing solutions derived from transaction-rich data, as their provider of compiled data to further enhance their marketing efforts.

21st Century Insurance, based in Wilmington, Del., is part of the Farmers Insurance Group of Companies, the third-largest personal lines insurer in the country. Using the Internet and direct response marketing channels, 21st Century markets personal auto, motorcycle, boat, mobile-modular home, homeowners, renters, life and personal umbrella insurance directly to consumers throughout the United States. The company insures over two million vehicles across 49 states and Washington, D.C.

Under the terms of the new agreement, Epsilon will provide consumer data including 190 million records on marketable households and individuals in the United States. This data will include demographic and lifestyle information to help 21st Century create more targeted and personalized marketing campaigns to prospective customers.

“As a direct-to-consumer insurer, it’s imperative that we leverage data to identify consumers who may benefit from our products and services.  Data allows us to remain relevant to our target audience.  Epsilon has the richest data available and can provide us with the clearest snapshot of our core customers and prospects,” said Ben Moore, VP Marketing at 21st Century.

“We are thrilled to work closely with an insurance leader like 21st Century,” said Bryan Kennedy, president of Epsilon. “As a direct-to-consumer brand, data is the driver of their marketing efforts and with our compiled data file we can improve their response rates through a better understanding of customers and prospects.”

About Epsilon
Epsilon is the industry’s leading marketing services firm, with a broad array of data-driven, multichannel marketing solutions that leverage consumer insight to help brands deepen their relationships with customers. Services include strategic consulting, acquisition and customer database technologies, loyalty management, proprietary data, predictive modeling and a full range of direct and digital agency services, including creative, interactive web design, email deployment, search engine optimization and direct mail production. In addition, Epsilon is the world's largest permission-based email marketer. Epsilon is an Alliance Data company. For more information, visit www.epsilon.com or call 1.800.309.0505.

About Alliance Data
Alliance Data® (NYSE:ADS) and its combined businesses is North America’s largest and most comprehensive provider of transaction-based, data-driven marketing and loyalty solutions serving large, consumer-based industries. The Company creates and deploys customized solutions, enhancing the critical customer marketing experience; the result is measurably changing consumer behavior while driving business growth and profitability for some of today’s most recognizable brands. Alliance Data helps its clients create and increase customer loyalty through solutions that engage millions of customers each day across multiple touch points using traditional, digital, mobile and other emerging technologies. Headquartered in Dallas, Alliance Data employs approximately 8,500 associates at more than 50 locations worldwide.

Alliance Data is a leading provider of marketing-driven credit solutions, and is the parent company of Epsilon®, a leading provider of multi-channel, data-driven technologies and marketing services, and LoyaltyOne®, which owns and operates the AIR MILES® Reward Program, Canada’s premier coalition loyalty program. For more information about the company, visit our web site, www.AllianceData.com, or you can follow us on Twitter at www.Twitter.com/AllianceData.

About 21st Century
21st Century Insurance is a trade name for a leading group of direct-to-consumer auto insurers in the United States. 21st Century is dedicated to providing customers with excellent coverage and award-winning service, and helping them save on auto insurance. Insuring more than 2 million vehicles across 49 states and Washington, D.C., 21st Century is also a proud part of the Farmers Insurance Group of Companies®, the third largest personal lines insurer in the country. For more information, visit 21st.com or call (877) 310-5687 for a quote.

About Farmers Insurance
Farmers Insurance Group of Companies is the country's 3rd largest insurer of both personal lines passenger automobile and homeowners insurance, and also provides a wide range of other insurance and financial services products.  Farmers Insurance is proud to serve more than 10 million households with more than 20 million individual policies across all 50 states through the efforts of over 50,000 exclusive and independent agents and nearly 24,000 employees.

Alliance Data’s Safe Harbor Statement/Forward Looking Statements
This release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements may use words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “predict,” “project” and similar expressions as they relate to us or our management. When we make forward-looking statements, we are basing them on our management’s beliefs and assumptions, using information currently available to us. Although we believe that the expectations reflected in the forward-looking statements are reasonable, these forward-looking statements are subject to risks, uncertainties and assumptions, including the anticipated effects of the CARD Act, potential effects of the Epsilon data theft incident, and those discussed in our filings with the Securities and Exchange Commission.

If one or more of these or other risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may vary materially from what we projected. Any forward-looking statements contained in this presentation reflect our current views with respect to future events and are subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, growth strategy and liquidity. We have no intention, and disclaim any obligation, to update or revise any forward-looking statements, whether as a result of new information, future results or otherwise.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this presentation regarding Alliance Data Systems Corporation’s business which are not historical facts are “forward-looking statements” that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in the Company’s Annual Report on Form 10-K for the most recently ended fiscal year. Risk factors may be updated in Item 1A in each of the Company’s Quarterly Reports on Form 10-Q for each quarterly period subsequent to the Company’s most recent Form 10-K.

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